Exhibit 10.2

June 3, 2020

Mr. Chad Wagenheim

[Redacted]

Dear Chad,

Reference is made to the revised employment terms letter signed by you and Sequential Brands Group, Inc. (the “Company”), dated as of June 5, 2017 (as amended by letter dated January 11, 2019 and letter dated January 24, 2020, collectively, the “Agreement”). Capitalized terms used in this letter and not otherwise defined herein shall have the meaning set forth in the Agreement.

This letter amends the Agreement as follows:

1.	Effective as of June 1, 2020 through December 31, 2020 (the “Reduction Period”), your Annual Salary will be reduced from $37,500 per month to $26,250 per month, representing a thirty percent (30%) reduction of the Annual Salary due to you during the Reduction Period (the “Reduced Salary”). The Reduced Salary shall be paid in accordance with the Company’s payroll practices and policies then in effect during the Reduction Period. You and the Company acknowledge and agree that the Reduced Salary during the Reduction Period represents a reduction of the Annual Salary in a total amount of $78,750 (such amount or such lesser amount if you do not remain employed with the Company through December 31, 2020, the “Difference”). Upon the expiration of the Reduction Period (i.e., commencing January 1, 2021), in the event you are employed by the Company, your Annual Salary shall return to $450,000 per year. In addition, in the event that your employment terminates between June 1, 2020 and December 31, 2021, due to termination by the Company without cause, then in addition to any severance you may be entitled to pursuant to Section 5 of the letter agreement dated June 5, 2017, if any, you shall also be entitled to receive a pro-rata portion of the Difference (calculated from June 1, 2020 through your last day of employment with the Company up to December 31, 2020), subject to your execution (and non-revocation) of the Company’s standard release of claims, with the payment of the Difference to be paid within 21 days of the execution of such release of claims. In the event of a Change of Control (as defined in the Company’s 2013 Stock Incentive Plan, as amended) between June 1, 2020 and December 31, 2020, your Reduced Salary will return to $450,000 per year upon the closing of any such Change of Control.

2.	Notwithstanding the foregoing,(i) the Bonus for the 2020 fiscal year, and (ii) the severance (as set forth in Section 5 of the letter dated June 5, 2017) shall be calculated based on your Annual Salary for 2020, as if you had been paid your full Annual Salary during the Reduction Period.

This letter represents the entire understanding of you and the Company with respect to the amendment of the Agreement. Except as specifically amended and/or modified by this letter, the Agreement, including the amendment dated January 24, 2020, is hereby ratified and confirmed and all other terms of the Agreement shall remain in full force and effect, unaltered and unchanged by this letter, including, without limitation, Section 10 of the Agreement titled Employee Status. For the avoidance of doubt, nothing herein shall be construed as to modify your status as an “at-will” employee of the Company.

Please confirm your acceptance and agreement to the foregoing terms by signing below.

Sincerely,

SEQUENTIAL BRANDS GROUP, INC.

/s/ David Conn

David Conn

Chief Executive Officer

Accepted and agreed this 3rd day of June 2020 by:

/s/ Chad Wagenheim

Chad Wagenheim